Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mach Natural Resources LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common units representing limited partner interests	457(a)	11,500,000	(1)	$21.00	(2)	$241,500,000.00	.00014760	$35,645.40
Fees Previously Paid	Equity	Common units representing limited partner interests	457(o)	—		—		$100,000,000.00	.00011020	$11,020.00
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—			—	—	—	—
	Total Offering Amounts							$241,500,000.00		$35,645.40
	Total Fees Previously Paid									$11,020.00
	Total Fee Offsets									—
	Net Fee Due									$24,625.40

(1)	Includes 1,500,000 common units representing limited partner interests (“common units”) that the underwriters have the option to purchase to cover over-allotments.

(2)	Estimated solely for the purpose of calculating the registration fee.